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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                             (Amendment No._____ *)


                           Strategic Diagnostics Inc.
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                                (Name of Issuer)

                           Common Stock, no par value
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                         (Title of Class of Securities)

                                    862700101
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                                 (CUSIP Number)

                                Matthew J. Cody
                                157 Cliff Road
                             Belle Terre, NY 11777
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                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                January 17, 2006
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_| .

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 862700101
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1    NAME OF REPORTING PERSON
     SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Matthew J. Cody
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)  N/A
                                                       (b)  N/A
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3    SEC USE ONLY
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4    SOURCE OF FUNDS*

     PF
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5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(E)                         N/A
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6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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      NUMBER OF     7    SOLE VOTING POWER
       SHARES                 -0-
     BENEFICIALLY        -----------------------------------------
       OWNED BY     8    SHARED VOTING POWER
        EACH                  1,558,575 shares of common stock
      REPORTING          -----------------------------------------
       PERSON       9    SOLE DISPOSITIVE POWER
        WITH                  -0-
                         -----------------------------------------
                    10   SHARED DISPOSITIVE POWER
                              1,558,575 shares of common stock
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,558,575 shares of common stock
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                [ ]
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13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1,558,575/19,779,898 = 7.88%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

                                    SIGNATURE



     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED:                                             /s/  Matthew J. Cody
                                                   ---------------------------